
                                                                   EXHIBIT 10.7

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                          COMPOUNDING INNOVATION, INC.

                               CHEMTRUSION, INC.,

                              BPI LIQUIDATION CORP.

                                       AND

                               INTERSYSTEMS, INC.

                         DATED AS OF SEPTEMBER 28, 2001
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                                TABLE OF CONTENTS

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                                                                                                                    PAGE
                                                                                                                    ----
1.       PURCHASE AND SALE OF STOCK..............................................................................      1
         1.1.     Distribution by the Company....................................................................      1
         1.2.     Purchase of the Shares.........................................................................      2
         1.3.     Consideration..................................................................................      2

2.       CLOSING.................................................................................................      2
         2.1.     The Closing....................................................................................      2
         2.2.     Deliveries.....................................................................................      2

3.       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS..........................................................      3
         3.1.     Due Organization...............................................................................      3
         3.2.     Authorization..................................................................................      3
         3.3.     Capital Stock of the Company...................................................................      4
         3.3.     Encumbrances...................................................................................      4
         3.4.     Obligations to Issue or Sell Stock.............................................................      4
         3.5.     Subsidiaries...................................................................................      4
         3.6.     Corporate History..............................................................................      5
         3.7.     Liabilities and Obligations....................................................................      5
         3.8.     Approvals......................................................................................      5
         3.9.     Intellectual Property..........................................................................      5
         3.10.    Mytex Agreement................................................................................      5
         3.11.    Real and Personal Property.....................................................................      6
         3.12.    Material Contracts and Commitments.............................................................      6
         3.13.    Employees, Consultants, etc....................................................................      7
         3.14.    Benefit Plans; ERISA Compliance................................................................      7
         3.15.    Conformity with Law, Pending or Threatened Claims..............................................     10
         3.16.    Taxes..........................................................................................     10
         3.17.    Completeness...................................................................................     11
         3.18.    Government Contracts...........................................................................     11
         3.19.    Absence of Changes.............................................................................     11
         3.20.    Deposit Accounts; Powers of Attorney...........................................................     13
         3.21.    Conflicts of Interest..........................................................................     13
         3.22.    Environmental Matters..........................................................................     13
         3.23.    Future Relationships...........................................................................     15
         3.24.    Affiliate Contracts and Indebtedness...........................................................     15
         3.25.    Brokerage......................................................................................     15
         3.26.    Solvency.......................................................................................     15
         3.27.    Absence of Certain Commercial Practices........................................................     15
         3.28.    Accounts Payable...............................................................................     16
         3.29.    Suppliers and Customers........................................................................     16
         3.30.    Products.......................................................................................     16
         3.31.    Disclosure.....................................................................................     16

4.       REPRESENTATIONS OF COMPOUNDING INNOVATION...............................................................     16
         4.1.     Authorization..................................................................................     16


                                       i
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
         4.2.     Approvals......................................................................................     17
         4.3.     Litigation and Administrative Proceedings......................................................     17

5.       CERTAIN COVENANTS OF STOCKHOLDERS, THE COMPANY AND
         COMPOUNDING INNOVATION..................................................................................     17
         5.1.     Access and Cooperation.........................................................................     17
         5.2.     Confidential Information.......................................................................     17
         5.3.     Further Action; Reasonable Commercial Efforts..................................................     18
         5.4.     Cooperation with Litigation....................................................................     18
         5.5.     Releases by Stockholder........................................................................     18
         5.6.     Characterization for Taxation Purposes.........................................................     20
         5.7.     Assumption of 401k Plan........................................................................     20

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF INTERSYSTEMS AND
         STOCKHOLDERS............................................................................................     21
         6.1.     Representations and Warranties; Performance of Obligations.....................................     21
         6.2.     Counsel Approval...............................................................................     21
         6.3.     Company Distribution...........................................................................     21
         6.4.     No Litigation..................................................................................     21

7.       CONDITIONS TO OBLIGATIONS OF COMPOUNDING INNOVATION.....................................................     21
         7.1.     Representations and Warranties; Performance of Obligations.....................................     21
         7.2.     Counsel Approval...............................................................................     22
         7.3.     No Litigation..................................................................................     22
         7.4.     Opinion of Counsel.............................................................................     22
         7.5.     Consents and Approvals.........................................................................     22
         7.6.     Good Standing Certificates.....................................................................     22
         7.7.     FIRPTA Affidavits..............................................................................     22
         7.8.     Financing......................................................................................     22

8.       INDEMNIFICATION.........................................................................................     23
         8.1.     Survival.......................................................................................     23
         8.2.     Indemnification by Stockholder.................................................................     23
         8.3.     Indemnification by Compounding Innovation......................................................     23
         8.4.     Indemnification Procedures.....................................................................     24

9.       NONCOMPETITION..........................................................................................     26
         9.1.     Prohibited Activities..........................................................................     26
         9.2.     Independent Covenant...........................................................................     27
         9.3.     Materiality....................................................................................     27

10.      CERTAIN DEFINITIONS.....................................................................................     27

11.      GENERAL.................................................................................................     29
         11.1.    Cooperation....................................................................................     29
         11.2.    Designee; Successors and Assigns...............................................................     29
         11.3.    Entire Agreement...............................................................................     29
         11.4.    Counterparts...................................................................................     29
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                                       ii
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
         11.5.    Brokers and Agents.............................................................................     29
         11.6.    Payment of Expenses............................................................................     29
         11.7.    Notices........................................................................................     30
         11.8.    Governing Law..................................................................................     30
         11.9.    Exercise of Rights and Remedies................................................................     30
         11.10.   Time...........................................................................................     30
         11.11.   Reformation and Severability...................................................................     30


                                      iii
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                             EXHIBITS AND SCHEDULES

EXHIBITS

    A    -      Form of Promissory Note
    B    -      Form of Guaranty

SCHEDULES

Schedule 3.1          Due Organization
Schedule 3.2          Authorization
Schedule 3.3          Capital Stock of the Company
Schedule 3.6          Corporate History
Schedule 3.7          Undisclosed Liabilities
Schedule 3.9          Intellectual Property
Schedule 3.11         Real Property
Schedule 3.11(f)      Encumbrances
Schedule 3.12         Material Contracts
Schedule 3.13         Employment Agreements
Schedule 3.13(c)      Employee Matters
Schedule 3.14         Benefit Plans; ERISA Compliance
Schedule 3.14(c)      ERISA Requirements
Schedule 3.16         Taxes
Schedule 3.20         Deposit Accounts; Powers of Attorney
Schedule 3.21         Conflicts of Interest
Schedule 3.22         Environmental Matters
Schedule 3.24         Affiliate Contracts
Schedule 3.27         Certain Commercial Practices
Schedule 3.28         Accounts Payable

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 28th day of September, 2001, among Compounding Innovation, Inc., a Delaware corporation ("Compounding Innovation"), Chemtrusion, Inc., a Delaware corporation ("Company"), InterSystems, Inc., a Delaware corporation ("InterSystems") and BPI Liquidation Corp., a wholly-owned subsidiary of InterSystems and the sole stockholder of the Company ("Stockholder"). For purposes of this Agreement, InterSystems and Stockholder shall be referred to collectively herein as "Sellers".

      WHEREAS, Stockholder is the owner of all the outstanding common stock, $.01 par value per share (the "Common Stock"), of the Company; and

      WHEREAS, Stockholder wishes to sell and Compounding Innovation wishes to purchase all of the issued and outstanding Common Stock of the Company; and

      WHEREAS, the board of directors of the Stockholder has determined that it is advisable and in the best interest of the shareholders of Stockholder to effect the sale of all the Common Stock of the Company to Compounding Innovation upon the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    PURCHASE AND SALE OF STOCK

      (a) DISTRIBUTION BY THE COMPANY. Prior to the Closing and effective on the Closing Date, the Company shall distribute to Stockholder the right to receive the Distributed Amount (as defined below). Stockholder and its assigns shall hold all right, title and interest in the Distributed Amount from and after the date hereof. For purposes of this Agreement, the Distributed Amount shall mean for each calendar year prior to January 1, 2007, such amount of the "Management Fee," as defined in the Mytex Agreement as equals the following amount:

      (i) for the calendar year 2001, 50% of the Management Fee up to $150,000 plus the Supplemental Amount; and

      (ii) for each subsequent calendar year through and including December 31, 2006 only, 50% of the Management Fee up to an amount equal to: the sum of (a) $400,000.00, plus (b) the Supplemental Amount (as defined below), if any (the sum of $150,000 plus the Supplemental Amount for the year 2001 and the sum of $400,000 plus the Supplemental Amount for each year thereafter is referred to as the "Maximum Annual Amount").

      The term "Supplemental Amount" means for any calendar year or portion thereof the sum of the "Monthly Supplemental Amounts" for such calendar year or portion thereof; the term "Monthly Supplemental Amount" shall mean for a particular month, the product of

(x) $33,333.33, times (y) the percentage amount, if any, by which the annual Fixed Fee (as defined in the Mytex Agreement) in effect on the first (1st) day of such month exceeds $1,035,000.00. The Company shall timely calculate and provide to Stockholder the Monthly Supplemental Amount in effect on the first day of each calendar month prior to December 31, 2006, and shall also provide copies of all monthly invoices for the Management Fee delivered to Mytex.

      1.1. PURCHASE OF THE SHARES. Subject to the terms and conditions of this Agreement, Stockholder agrees to sell, transfer and assign to Compounding Innovation, and Compounding Innovation agrees to purchase from Stockholder, all of the outstanding shares of the Common Stock of the Company (the "Shares").

      1.2. CONSIDERATION. In consideration of the sale, transfer and delivery of the Shares, Compounding Innovation shall deliver the following (the "Purchase Price") at the Closing.

            (a) $400,000 in immediately available funds (the "Closing Cash Payment");

            (b) a secured subordinated promissory note in the aggregate initial principal amount of $300,000 accruing interest at a rate of 8% per annum substantially in the form attached hereto as Exhibit A.

            (c) a Guaranty Agreement substantially in the form attached hereto as Exhibit B.

The Closing Cash Payment shall be paid to Stockholder by wire transfer at the Closing (as hereinafter defined) to an account designated by Stockholder at least three (3) business days prior to the Closing Date.

2.    CLOSING

      2.1. THE CLOSING. The transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m., Houston time, at the offices of Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002, on September 28, 2001 (the "Closing Date").

      2.2. DELIVERIES. In addition to the other things required to be done hereby, at the Closing:

            (a) Stockholder shall deliver or cause to be delivered to Compounding Innovation the following: (i) the corporate seals and all of the minute books and stock transfer books of the Company; (ii) certificates representing the Shares, together with any stock powers endorsed in blank and in proper form required for their transfer and such other instruments of transfer and assignment reasonably requested by Compounding Innovation; (iii) a resignation letter from each of the officers and directors of the Company other than Scott E. Owens; and (iv) if not previously delivered to Compounding Innovation, all other certificates and such other instruments and documents required pursuant hereto or Section 7 of this Agreement to be delivered by or on behalf of Stockholder at or prior to the Closing, or reasonably requested by Compounding Innovation in connection herewith.

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            (b) Compounding Innovation shall deliver to Stockholder, if not previously delivered to Stockholder, (i) the Promissory Note, (ii) the Guaranty and (iii) all certificates and such other instruments and documents required pursuant hereto or Section 6 of this Agreement to be delivered by or on behalf of Compounding Innovation at or prior to the Closing, or reasonably requested by Stockholder in connection herewith.

3.    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

      Stockholder and InterSystems jointly and severally represent and warrant to Compounding Innovation that each of the following representations and warranties is true as of the date of this Agreement and shall be true at the time of the Closing except as (a) otherwise set forth on the Disclosure Schedule or (b) otherwise actually known on the Closing Date by any member of the Compounding Innovation Group.

      3.1. DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and to Sellers' Knowledge, is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of Government Authorities to own its properties and assets and to carry on its business in the places and in the manner as it is now conducted, except as disclosed on Schedule 3.1. True and correct copies of the Company's Certificate of Incorporation, as amended (certified by the Secretary of State of the State of Delaware) and Bylaws, as amended (certified by the Secretary of the Company), are attached to Schedule
3.1. The stock records and minute books of the Company, as heretofore made available to Compounding Innovation, are correct and complete. Stockholder and InterSystems are corporations duly organized, validly existing and in good standing under the laws of New York and Delaware, respectively, and are duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of Government Authorities to own its properties and assets and to carry on its business in the places and in the manner as it is now conducted, except as disclosed on Schedule 3.1. True and correct copies of the Stockholder's and InterSystems' Certificate of Incorporation, as amended (certified by the Secretary of State of the State of Delaware) and Bylaws, as amended (certified by the Secretary of the Stockholder or InterSystems, as applicable), are attached to Schedule 3.1.

      3.2. AUTHORIZATION. InterSystems, Stockholder and the Company have full legal right, power and authority to enter into this Agreement and any agreement, document or certificate contemplated hereby and to perform their obligations hereunder and to consummate the transactions contemplated hereby. Subject to Scott E. Owens being in "Control" (as such term is defined in the Mytex Agreement) of Compounding Innovation and Compounding Innovation electing a majority of the members of the board of directors of the Company immediately following the execution and consummation of this Agreement, no consent, authorization or approval of, filing or registration with, or cooperation from, any Government Authority or to the knowledge of the Sellers, any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance by InterSystems, the Company or Stockholder of this Agreement or the consummation of the transactions contemplated hereby. Subject to Scott E. Owens being in "Control" (as such term is defined in the Mytex Agreement) of Compounding Innovation and Compounding Innovation electing a majority of the members of the board of directors of the Company immediately following the execution and consummation of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of InterSystems', the Company's or Stockholder's Certificate of Incorporation or Bylaws, (ii) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the modification, cancellation or acceleration of (whether after the giving of notice or lapse of time or both), any obligation under, or result in the imposition or creation of any Encumbrances upon any of the assets of InterSystems or Stockholder or, to Sellers' Knowledge, the Company pursuant to any Contract (as defined in Section 3.12) or any mortgage, lien, lease, agreement or instrument to which InterSystems or Stockholder or, to Sellers' Knowledge, the Company is a party or by which InterSystems, Stockholder or, to Sellers' Knowledge, the Company, is bound, (iii) violate or conflict with any Legal Requirement applicable to InterSystems or Stockholder or, to the Sellers' Knowledge, the Company or any of InterSystems' or Stockholder's properties or assets or any other material restriction of any kind or character to which it or they are subject or, to the Sellers' Knowledge, any of the Company's properties or assets or any other material restriction of any kind or character to which it is subject, or (iv) to Sellers' Knowledge require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority. This Agreement has been duly executed and delivered by Stockholder, InterSystems and the Company and, assuming the due execution and delivery hereof by Compounding Innovation, this Agreement constitutes the legal, valid and binding obligation of the Company, InterSystems and Stockholder.

      3.3. CAPITAL STOCK OF THE COMPANY. The authorized capital stock of the Company consists solely of 1,000 shares of Common Stock, of which 100 shares are issued and outstanding. All of such issued shares are outstanding and owned of record and beneficially by Stockholder as set forth on Schedule 3.3 and are free and clear of all Encumbrances. The Shares have been duly authorized and validly issued, are fully paid and nonassessable. Upon consummation of this Agreement in accordance with its terms, Compounding Innovation will acquire good and valid title in the Shares, free and clear of all Encumbrances. Further, none of such Shares were issued in violation of the preemptive rights of any past or present stockholder. Schedule 3.3 contains a true and complete list of all officers and directors of the Company.

      3.4. OBLIGATIONS TO ISSUE OR SELL STOCK. No right of first refusal, option, warrant, call, conversion right or commitment of any kind exists which obligates the Company, or obligates Stockholder to cause the Company, to issue any capital stock, including its authorized but unissued Common Stock. In addition, there are no (i) outstanding securities or obligations which are convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (ii) contracts, arrangements or commitments, written or otherwise, under which the Company is or may become bound to sell or issue any shares of its capital stock or any other securities. Without limiting the generality of the foregoing, except as set forth above there is no valid basis or happening of any event upon which any person (other than Stockholder) may claim to be in any way the record or beneficial owner, or to be entitled to acquire (of record or beneficially), any shares of the capital stock or other securities, of the Company, and no person has made or, to Sellers' Knowledge, threatened to make any such claim. In addition, except as expressly set forth herein, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

      3.5. SUBSIDIARIES. To Sellers' Knowledge, the Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible or exchangeable into capital stock or any other equity or other ownership interest in any corporation, association or other business entity. To Sellers' Knowledge, the Company is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

      3.6. CORPORATE HISTORY. To Sellers' Knowledge, set forth on Schedule 3.6 is a list of all names of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets. To Sellers' Knowledge, except as disclosed in Schedule 3.6, the Company has never been a subsidiary or division of another corporation or other business entity nor been previously acquired and divested by another corporation.

      3.7. LIABILITIES AND OBLIGATIONS. To Sellers' Knowledge, except as set forth on the unaudited balance sheet (the "Balance Sheet") as of June 30, 2001 (the "Balance Sheet Date"), or Schedule 3.7, the Company has no liabilities or obligations of any nature (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable) and there is no existing condition, situation or agreement which is reasonably likely to result in such a liability or obligation, except for liabilities or obligations arising since June 30, 2001 in the normal and customary operation of the Company's business.

      3.8. APPROVALS. No authorization, consent or approval of, or registration or filing with, any Governmental Authority or any other Person is or was required to be obtained or made by Stockholder or InterSystems in connection with the execution, delivery or performance of this Agreement other than receiving the consent of Stockholders' sole stockholder, and to the Sellers' Knowledge, no authorization, consent or approval of, or registration or filing with, any Government Authority or any other Person is or was required to be obtained or made by the Company in connection with the execution, delivery or performance of this Agreement.

      3.9. INTELLECTUAL PROPERTY.

            (a) To Sellers' Knowledge, the Company owns or has valid, binding and enforceable rights to use all patents, trademarks, trade names, service marks, service names, copyrights, applications for any of the foregoing, and licenses or other rights in respect of any of the foregoing ("Intellectual Property"), used or held for use in connection with its business, without any conflict with the rights of others. To Sellers' Knowledge, except as set forth on Schedule 3.9, the Company has not received any notice from any other Person pertaining to or challenging the right of the Company to use any Intellectual Property or Technology owned or used by or licensed to the Company. To Sellers' Knowledge, the Company has not granted any outstanding licenses or other rights, and has no obligation to grant any licenses or other rights, under, and neither the Stockholder nor InterSystems has any rights in or to, any of the Intellectual Property or Technology owned or used by or licensed to the Company. To Sellers' Knowledge, no claims have been made by the Company of any violation or infringement by others of the rights of the Company with respect to any Intellectual Property or Technology of the Company, and neither Stockholder nor InterSystems knows of any basis for the making of any such claim. To Sellers' Knowledge, neither Stockholder, InterSystems nor the Company has violated or infringed any Intellectual Property or Technology rights of others.

      3.10. MYTEX AGREEMENT. To Sellers' Knowledge, there exists no default or any event that, with notice or passage of time could become a default, under any of the Mytex Agreements.

      3.11. REAL AND PERSONAL PROPERTY.

            (a) To Sellers' Knowledge, Schedule 3.11 sets forth a true, accurate and complete list of all of the leases of real property ("Real Property Leases") and all real property owned by the Company (collectively, the "Real Property"). To Sellers' Knowledge, the Real Property constitutes all of the land used by the Company in the conduct of its business. To Sellers' Knowledge, the Company has delivered to Compounding Innovation true, accurate and complete copies of the Real Property Leases, together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in its possession relating to any of the Real Property.

            (b) To Sellers' Knowledge, the activities carried on in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of or located on or at the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar Law.

            (c) To Sellers' Knowledge, all of the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies. To Sellers' Knowledge other than as set forth on Schedule 3.11, none of the Real Property Leases have been amended or modified.

            (d) To Sellers' Knowledge, the Company has not received any notice of any, and there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease.

            (e) To Sellers' Knowledge, Schedule 3.11 sets forth a true, accurate and complete list of all leases of personal property (whether operating or capital leases) (the "Personal Property Leases").

            (f) To Sellers' Knowledge, the Company has all the assets, rights and interests necessary for the uninterrupted conduct of the Company's business by the Company after the Closing and to Sellers' Knowledge, the Company has good and valid record and marketable title to all of its assets free and clear of any Encumbrances other than as set forth on Schedule 3.11(f).

      3.12. MATERIAL CONTRACTS AND COMMITMENTS. To Sellers' Knowledge, Schedule
3.12 sets forth a summary description, complete and correct in all material respects, of all oral, and an accurate list of all written contracts, commitments and other agreements to which the Company is a party or by which it or any of its properties is bound (including, but not limited to, joint venture or partnership agreements, contracts with any customers, suppliers, employees, labor organizations, loan agreements, indemnity or guaranty agreements, bonds, mortgages, leases, licenses, options to purchase real or personal property, liens, pledges or other security agreements) (herein collectively referred to as the "Contracts"). To Sellers' Knowledge, the Company has complied in all material respects with all commitments and obligations pertaining to any such Contract, and is not in material default under any such Contract and no notice of default has been received, nor is there any default on the part of any other party to such Contract, or any intent of any such party to attempt to terminate or amend any such Contract. To Sellers' Knowledge, the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.

      3.13. EMPLOYEES, CONSULTANTS, ETC.

            (a) To Sellers' Knowledge, the Company has delivered to Compounding Innovation on Schedule 3.13 an accurate and complete Schedule showing all employment agreements and any other agreements to which the Company is a party or by which it is bound, containing terms providing for (i) compensation or other benefits or consequences upon the happening of a change of control of the Company and (ii) deferred compensation; together in each case with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby.

            (b) To Sellers' Knowledge, the Company has fully complied with the verification requirements and the recordkeeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); the information and documents on which the Company relied in complying with IRCA are true and correct; and there have not been any discrimination complaints filed against the Company pursuant to IRCA.

            (c) To Sellers' Knowledge and other than as set forth on Schedule 3.13(c), no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor is involved in any campaign to establish such representation in progress.

            (d) To Sellers' Knowledge, the Company has not received or been notified of any complaint by any employees, applicant, union, or other party of any discrimination or other conduct forbidden by law.

            (e) To Sellers' Knowledge, the Company has filed all required reports and information that are due prior to the Closing Date and otherwise has complied with all applicable regulatory requirements within the jurisdiction of the United States Equal Employment Opportunity Commission, the United States Department of Labor and state and local human rights and/or civil rights agencies.

            (f) To Sellers' Knowledge, the Company has not received or been notified or any intention by any of its employees to terminate his or her employment or to seek a modification in the terms of his or her employment, individually or collectively with other employees.

      3.14. BENEFIT PLANS; ERISA COMPLIANCE.

            (a) To Sellers' Knowledge, Schedule 3.14 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to in this Section 3.17 as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section 3.17 as "Welfare Plans") and all other Benefit Plans, as defined below, currently maintained in whole or in part, contributed to, or required to be contributed to by the Company for the benefit of any present or former officer, employee, consultant, agent or director of the Company. For purposes of this Agreement, the term "Benefit Plan" shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or health care, life insurance, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Company for the benefit of any present or former officer, employee, consultant, agent or director of the Company. To Sellers' Knowledge, the Company has delivered to Compounding Innovation true, complete and correct copies of any of the following received by Stockholder or InterSystems or in the possession of Stockholder or InterSystems: all correspondence and filings for the last three
(3) years prior to the Closing Date with the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation relating to plan qualification, filing of required forms, pending, contemplated or announced plan audits with respect to any Benefit Plan, if any.

            (b) To Sellers' Knowledge, each Benefit Plan intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (i) has received a favorable determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan or (ii) is a standardized prototype as defined in the Code. To Sellers' Knowledge, neither the Company nor any person, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code) with the Company has ever maintained, contributed to, or had an obligation to contribute to any plan subject to the minimum funding rules of Code Section 412 or ERISA Section 302 or Title IV of ERISA.

            (c) Except as set forth on Schedule 3.14(c), each of the Benefit Plans sponsored by, and each of the benefit plans formerly sponsored by, the
Company: (i) has been in substantial compliance with all reporting and disclosure requirements of (x) Title I of ERISA, if applicable, or (y) other applicable law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) filed timely with the appropriate governmental entity for each year of its existence, (iii) has at all times complied with the bonding requirements of (x) Section 412 of ERISA, if applicable, or (y) other applicable law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company which may subject the Company to the payment of material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all respects in compliance with the applicable requirements of ERISA, the Code and other applicable law not otherwise covered hereunder so as not to give rise to any liabilities to the Company which would, individually or in the aggregate, have a Material Adverse Effect.

            (d) There are no voluntary employee benefit associations maintained by the Company and intended to be exempt from federal income tax under Section 501(c)(9) of the Code.

            (e) The execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Benefit Plan. The consummation of any transaction contemplated by this Agreement will not result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Benefit Plan of the Company being established or becoming accelerated, vested or payable; or (iii) payment or series of payments by the Company, directly or indirectly, to any person that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

            (f) To Sellers' Knowledge, the Company provides no post-retirement medical, health, disability or death protection coverage or contributes to or maintains any Benefit Plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.

            (g) Except as set forth in Schedule 3.14, to Sellers' Knowledge, none of the Company, any officer of the Company or any Benefit Plan which is subject to ERISA, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or (1) of ERISA which would individually or in the aggregate have a Material Adverse Effect. No "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived has occurred and is continuing with respect to any such Pension Plan, other than as may arise as a result of the consummation of the transactions contemplated by this Agreement.

            (h) Except as set forth in Schedule 3.14, to Sellers' Knowledge with respect to any Welfare Plan, (i) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with any applicable requirements of Part 6 of Title I of ERISA and Section 4980B(f) of the Code and (ii) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated with respect to health benefits without material liability to the Company on or at any time after the Closing Date.

            (i) Except as set forth in Schedule 3.14, to Sellers' Knowledge, all contributions required by law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Closing Date, will have been timely made. To Sellers' Knowledge, no changes in contribution rates or benefit levels have been announced, implemented or negotiated (but not yet implemented), with respect to any Benefit Plan or new benefit plan since the date on which the information provided in the attached SCHEDULE has been provided, and no such changes are Scheduled to occur.

            (j) Except as set forth in Schedule 3.14, the Company has not and will not have any liability or obligation for taxes, penalties, contributions, losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability or liabilities of any nature whatsoever arising out of or in any manner relating to any Benefit Plan (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is, contributed to by any person, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code) with the Company.

            (k) For purposes of this Section 3.14, all representations and warranties in subsections (c), (d), (e), (j) and the last sentence in subsection
(g) shall be (i) qualified to the Sellers' Knowledge with respect to any Benefit Plan which relate to any fact, filing or action related to any period after January 1, 2000 and (ii) qualified to the Sellers' Knowledge with respect to any Benefit Plan other than the InterSystems, Inc.'s 401(k) Savings and Profit Sharing Plan with respect to any period before January 1, 2000.

      3.15. CONFORMITY WITH LAW, PENDING OR THREATENED CLAIMS. To Sellers' Knowledge, (i) the Company has complied with, and the Company is not in default under, any law, rule, ordinance, ruling, directive, or regulation or under any order, award, judgment or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company, any of its assets or its business; and (ii) there are no claims, actions, suits or proceedings, pending or threatened, against or affecting the Company, at law or in equity, or before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company or its business and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. To Sellers' Knowledge, the Company has conducted and is conducting its business in full compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statues, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters (including without limitation, plant closing or mass layoff matters), and trading-with-the-enemy matters. To Sellers' Knowledge, neither the Company, InterSystems nor Stockholder have received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

      3.16. TAXES.

            (a) Except as set forth on Schedule 3.16, the Company has timely filed all federal income tax returns and paid all Taxes due thereunder and to the Sellers' Knowledge, has timely filed all other Tax Returns which are required to be filed and to Sellers' Knowledge, paid all Taxes due thereunder; and except as set forth on Schedule 3.16, to the Sellers' Knowledge, there are no waivers or extensions of the statute of limitations, pending audits or judicial proceedings, examinations in progress or claims against the Company with respect to Taxes (including penalties and interest) and no notice of any claim, whether pending or threatened, for Taxes has been received and not paid. The Company is not a party to any Tax allocation or sharing agreement or Tax indemnity agreement which would require it to make any payment to any other person by reason of any Tax imposed on any such person. There are no requests for rulings in respect of any Tax pending by the Company with any taxing authority; and no penalty or deficiency in respect of any Taxes which has been assessed against the Company remains unpaid. Stockholder has provided to Compounding Innovation copies of all federal income Tax Returns and all other Tax Returns in its possession of the Company for the last three taxable years, and all Tax Returns related to federal income tax are true, correct and complete except to the extent such inaccuracy was due to the negligence of Scott E. Owens or any employee of the Company that reports directly or indirectly to Scott E. Owens. To Sellers' Knowledge all other

Tax Returns are true, accurate and complete. For purposes of this Agreement, "Tax" shall mean any United States or other federal, state, provincial, local or foreign income, gross receipts, property, sales, goods and services use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority. "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

            (b) Stockholder is not a foreign person subject to withholding under
Section 1445 of the Code and the regulations promulgated thereunder, and certification to that effect will be delivered to Compounding Innovation at the Closing.

            (c) To Sellers' Knowledge, the Company has complied in all material respects with all applicable laws, rules and regulations relating to information reporting with respect to payments made to third parties and the withholding of and payment of withheld Taxes and has timely withheld from employee wages and other payments and paid over to the proper taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws or it has finally resolved and fully satisfied any liability for any failure to comply with any such matters.

            (d) To Sellers' Knowledge, there is no pending claim by any taxing authority in any jurisdiction in which the Company does not pay Taxes or file Tax Returns that the Company is required to pay Taxes or file Tax Returns.

            (e) The Company has not made an election under Section 341(f) of the Code.

            (f) The Company has not agreed nor is it required to make any adjustment under Section 481(a) of the Code.

            (g) The statements made in the affidavits to be delivered at closing pursuant to Section 7 are true and correct.

      3.17. COMPLETENESS. The certified copies of the Articles of Incorporation and Bylaws, both as amended to date, of the Company, InterSystems and Stockholder attached hereto as Schedule 3.1, and to the Sellers' Knowledge, the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on, attached to or delivered with Schedules referred to in this Agreement or were otherwise delivered to Compounding Innovation pursuant to the provisions of this Agreement are complete and correct.

      3.18. GOVERNMENT CONTRACTS. To Sellers' Knowledge, the Company is not now and has never been a party to any governmental contract subject to price redetermination or renegotiation.

      3.19. ABSENCE OF CHANGES. To Sellers' Knowledge, since the Balance Sheet Date except as expressly contemplated by this Agreement, there has not been:

            (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company other than the losses in connection with the operation of the Houston division;

            (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (c) any change in the authorized capital of the Company or its securities outstanding or any change in the ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (d) any declaration or payment of any dividend or distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company except as contemplated by Section 1.1 of this Agreement;

            (e) any material increase or promise of an increase in the compensation, bonus, sales commissions, fringe benefits or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents or any change in the method by which any of such payments are calculated and paid;

            (f) any work interruptions, labor grievances or claims filed or any proposed law or regulation or any event or condition of any character, materially adversely affecting the business or future prospects of the Company;

            (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any Person, including, without limitation, the Stockholder and its affiliates;

            (h) other than in the ordinary course of business as a result of the actions or decisions of a member of the Compounding Innovation Group any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of Stockholder or any affiliate thereof;

            (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (j) other than in the ordinary course of business as a result of the actions or decisions of a member of the Compounding Innovation Group any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets;

            (k) any waiver of any material rights or claims of the Company;

            (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party including the Mytex Agreement;

            (m) any transaction by the Company outside the ordinary course of its business and consistent with past practice except the Sixth Amendment to the Mytex Agreement; or

            (n) any authorization, approval, agreement or commitment to do any of the foregoing.

      3.20. DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. To Sellers' Knowledge,
Schedule 3.20 sets forth an accurate list of:

            (a) the name of each financial institution in which the Company has accounts or safe deposit boxes;

            (b) the names in which the accounts or boxes are held;

            (c) the type of account; and

            (d) the name of each person authorized to draw thereon or have access thereto.

To Sellers' Knowledge, Schedule 3.20 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a complete description of the terms of such power. Each such power has been or will be canceled on or before the Closing Date.

      3.21. CONFLICTS OF INTEREST. Except as disclosed in Schedule 3.21 and other than transactions with the members of Compounding Innovation Group, to Sellers' Knowledge, neither (a) any past or present officer or director of the Company, nor (b) any relative of any past or present officer or director of the Company, nor (c) any corporation, partnership, trust or other entity in which any such past or present officer or director of the Company has a direct or indirect interest or of which he is a director, officer, stockholder, partner or trustee, is or has been within the eighteen (18) months prior to the date hereof, a party, directly or indirectly, to any transaction with the Company, including without limitation any agreement or other arrangement providing for the furnishing of services by or to the Company or the rental of any property from or to the Company, or otherwise requiring or contemplating any payments by or to the Company. Except as disclosed in Schedule 3.21, neither any present officer or director, nor any relative of any such officer or director, owns directly or indirectly any interest in any corporation, firm, partnership, trust or other entity or business which is a competitor, potential competitor, customer, client or supplier of the Company or any related business.

      3.22. ENVIRONMENTAL MATTERS. To Sellers' Knowledge, except as referenced on SCHEDULE 3.22:

            (a) the Company holds, and is in compliance with and has been in compliance with, all Environmental Permits and is otherwise in compliance with, and has been in compliance with, all applicable Environmental Laws, and there is no condition that is reasonably likely to prevent or interfere with compliance by the Company with any Environmental Law or will give rise to any investigatory or remedial obligations either onsite or offsite the properties owned, operated or otherwise used by the Company;

            (b) the Company has not received any Environmental Claim, nor has any Environmental Claim been threatened in writing against the Company nor is any suit, action or proceeding alleging a violation of an Environmental Law pending or threatened against the Company;

            (c) the Company has not entered into, agreed to or is subject to any outstanding judgment, decree, order or other directive issued by, or consent arrangement with, any Government Authority under any Environmental Law, including any such judgment, decree, order or other directive relating to compliance with any Environmental Law or to the investigation, cleanup, remediation or removal of Hazardous Substances;

            (d) there are no underground storage tanks beneath the properties owned, leased, operated or otherwise used by the Company and no underground storage tanks were previously located beneath such properties that have since been abandoned in place or removed from the ground;

            (e) there are no circumstances that could reasonably be expected to give rise to liability under any agreements with any Person under which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such Person, or alleged violation by or other liability or expense of such Person, arising under any Environmental Law; and

            (f) there are no other circumstances or conditions that are reasonably likely to give rise to a liability or obligation of the Company under any Environmental Law.

      For purposes of this Section,

      "Environmental Claim" means any claim by a Person alleging or imposing actual or potential liability (including potential liability for any investigatory cost, containment cost, control cost, remediation cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, based on, resulting from or relating to (i) the presence, storage, transport, disposal, arrangement for transport, arrangement for disposal, use, discharge, release or threatened release of any Hazardous Substance at any location, whether or not owned by the Person against whom the claim is made, or (ii) circumstances forming the basis for any liability under, or any violation or alleged violation of, any Environmental Law.

      "Environmental Laws" means all applicable U.S. federal, state, local and other Laws (and administrative or judicial interpretations by any Governmental Entity having the force and effect of Law) relating to pollution or the protection of human health and safety from the effects of pollution or the environment (which includes its ambient air, surface water, ground water, land surface and subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, arrangement for transport, arrangement for disposal, transport, reporting or handling of Hazardous Substances, but not including zoning and land use Laws.

      "Environmental Permits" means all permits, licenses, registrations, certifications, exemptions, approvals and other authorizations of or by any Governmental Entity required under any Environmental Law for the Company to conduct its operations consistent with past or current practices.

      "Hazardous Substances" means chemicals, pollutants, contaminants, wastes (including ambient wastes, hazardous wastes and liquid industrial wastes), or other substances (including toxic, deleterious or hazardous substances), as defined or regulated pursuant to Environmental Laws, including asbestos or asbestos-containing materials, polychlorinated biphenyls, pesticides and oils, and petroleum and petroleum products (as those exemplary terms are defined in or regulated under the United States National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.1 et. seq. or other Environmental Laws).

      3.23. FUTURE RELATIONSHIPS. To Sellers' Knowledge, there are no facts, circumstances, or conditions which, individually or in the aggregate would cause any material customer of the Company to discontinue its relationship with the Company after the Closing.

      3.24. AFFILIATE CONTRACTS AND INDEBTEDNESS. Schedule 3.24 sets forth a true and complete list of all contracts, indebtedness and other obligations or liabilities between the Company and Stockholder or InterSystems or any of Stockholder's or InterSystems' Affiliates (other than Compounding Innovation or Scott E. Owens). Copies of all documents related to all such contracts, indebtedness and other obligations or liabilities (including any obligations to pay salary, bonus, other compensation, expense reimbursements, or other perquisites or benefits) have been furnished to Compounding Innovation.

      3.25. BROKERAGE. None of the Company, InterSystems or Stockholder has dealt with, or is obligated to make any payment to, any finder, broker, investment banker, or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

      3.26. SOLVENCY. None of the Stockholder or InterSystems (a) is or after consummation of the transactions contemplated hereby will be, "insolvent" (as such term is defined in Section 101(32)(A) of the Federal Bankruptcy Code, (b) is unable to pay and is paying its debts as they mature, and (c) has and after consummation of the transactions contemplated hereby will have, unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage.

      3.27. ABSENCE OF CERTAIN COMMERCIAL PRACTICES. To Sellers' Knowledge, except as set forth on SCHEDULE 3.27, neither Stockholder, InterSystems the Company, nor any officer, director, employee or agent of the Stockholder, InterSystems or Company (nor any person acting on behalf of any of the foregoing) has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, governmental employee or official or any other person who is or may be in a position to help, hinder or assist the Company or the person giving such gift or benefit in connection with any actual or proposed transaction relating to the Company, which gifts or similar benefits would individually or in the aggregate subject the Company or any officer, director, employee or agent of the Company to any fine, penalty, cost or expense or to any criminal sanctions. To Sellers' Knowledge, no such gift or benefit is required in connection with the operations of the Company to avoid any fine, penalty, cost, expense or adverse effect on the financial condition of the Company.

      3.28. ACCOUNTS PAYABLE. To Sellers' Knowledge, Schedule 3.28 contains a true and complete aged list of the most recent accounting month end of the Company prior to the date hereof of (a) all accounts payable of the Company, and
(b) accrued liabilities and the aggregate amounts thereof. To Sellers' Knowledge, as of the Closing, all such Accounts Payable will have been incurred in bona fide transactions in the ordinary course of the business, and there will be no agreement between the Company and any creditor regarding the extension of the terms of any payment of such Accounts Payable.

      3.29. SUPPLIERS AND CUSTOMERS. Since January 1, 2001, to Sellers' Knowledge, there has not been any material adverse change in the business relationship of the Company with any of the significant suppliers or customers of the Company.

      3.30. PRODUCTS. To Sellers' Knowledge, there are no claims pending or threatened, against the Company with respect to the manufacture or sale or products of the Company manufactured or sold by the Company, nor do the Sellers have any knowledge of a basis for such a claim.

      3.31. DISCLOSURE. To Sellers' Knowledge, this Agreement and the Schedules hereto and all other documents included on, attached to or delivered with the Schedules hereto or which were otherwise delivered to Compounding Innovation pursuant to the provisions of this Agreement do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

4.    REPRESENTATIONS OF COMPOUNDING INNOVATION

      Compounding Innovation represents and warrants to the Stockholder as follows:

      4.1. AUTHORIZATION. Compounding Innovation is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances, and orders of Governmental Authorities to own its properties and assets and carry on its business in places and in the manner as it is now conducted. Compounding Innovation has full legal right and power to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the modification, cancellation or acceleration of (whether after the giving of notice or lapse of time or both), any obligation under, or result in the imposition or creation of any Encumbrances upon any of the assets of Compounding Innovation pursuant to any Contract (as defined in Section 3.12) or any mortgage, lien, lease, agreement or instrument to which Compounding Innovation is a party or by which Compounding Innovation is bound,
(ii) violate or conflict with any Legal Requirement applicable to Compounding Innovation or any of its properties or assets or any other material restriction of any kind or character to which it or they are subject, or (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any Government Authority. This Agreement has been duly executed and delivered by Compounding Innovation and, assuming the due execution and delivery hereof by the Company and Stockholder, this Agreement constitutes the legal, valid and binding obligation of Compounding Innovation.

      4.2. APPROVALS. No authorization, consent or approval of, or registration or filing with, any Governmental Authority or any other Person is or was required to be obtained or made by Compounding Innovation in connection with the execution, delivery or performance of this Agreement. To Compounding Innovation' Knowledge, no authorization, consent or approval of, or registration or filing with, any Government Authority or any other Person is or was required to be obtained or made by the Company in connection with the execution, delivery or performance of this Agreement.

      4.3. LITIGATION AND ADMINISTRATIVE PROCEEDINGS. There is no litigation, proceeding or investigation pending or, to the knowledge of Compounding Innovation, threatened against Compounding Innovation in any federal, state or local court, or before any administrative agency, that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

      4.4. INVESTMENT. Compounding Innovation is acquiring the Shares for investment for its own account, and not with the view to, or for resale in connection with, any distribution of any part thereof, and it has no present intention of selling, granting any participation in or otherwise distributing the Shares. Compounding Innovation understands that the Shares to be purchased have not been registered under the Securities Act of 1933, as amended, or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Compounding Innovation's representations as expressed herein.

5.    CERTAIN COVENANTS OF STOCKHOLDERS, THE COMPANY AND COMPOUNDING INNOVATION

      5.1. ACCESS AND COOPERATION. Between the date of this Agreement and the Closing Date, Stockholder and the Company will afford to Compounding Innovation and the authorized representatives of Compounding Innovation access to all of the Company's sites, properties, books and records and will furnish Compounding Innovation with such additional financial and operating data and other information as to the business and properties of the Company as Compounding Innovation may from time to time reasonably request. The Company will cooperate with Compounding Innovation, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Compounding Innovation will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential.

      5.2. CONFIDENTIAL INFORMATION. Stockholder recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company, such as lists of employees, customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. Stockholder and InterSystems agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of Compounding Innovation, unless (a) such information becomes known to the public generally through no fault of a Stockholder or InterSystems or (b) counsel for Stockholder or InterSystems reasonably and in good faith advises Stockholder such information must be disclosed by law or in any arbitration or litigation between Stockholder or InterSystems and Compounding Innovation or any of its affiliates; provided, however, that in either such case Stockholder or InterSystems, as applicable, shall to the extent practicable consult with Compounding Innovation in advance of such disclosure and use reasonable efforts to obtain such protective treatment for the information as is reasonably available under the circumstances. In the event of a breach or threatened breach by Stockholder or InterSystems of the provisions of this Section 5.2, Compounding Innovation shall be entitled to an injunction restraining Stockholder or InterSystems, as applicable, from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Compounding Innovation and the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Prior to the Closing, Stockholder and InterSystems will request and use reasonable efforts to ensure that each party to whom it has sent confidential information related to the Company (whether pursuant to a confidentiality arrangement or otherwise) return and/or destroy such information and all copies thereof and notes or documents related thereto.

      5.3. FURTHER ACTION; REASONABLE COMMERCIAL EFFORTS. Subject to the terms and conditions hereof, each party hereto shall use its reasonable commercial efforts to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby.

      5.4. COOPERATION WITH LITIGATION. PLAINTIFF.

            (a) After the Closing Date, the Company shall cooperate with Stockholder and InterSystems and give Stockholder and InterSystems reasonable access during normal business hours to all properties, operations, books, records, contracts, and documents of the Company relating to (i) proceedings set forth on the Disclosure Schedule, (ii) any subsequent litigation related to the Company or (iii) any preparation or audit of any Tax Return and shall furnish and request its accountants and outside legal counsel to furnish to Stockholder and InterSystems all information with respect to such proceedings or preparation as Stockholder and InterSystems may reasonably request. Stockholder and InterSystems shall also have the right to discuss such proceedings and tax returns with the employees of the Company after the Closing Date;

            (b) After the Closing Date, Stockholder and InterSystems shall cooperate with the Company and give Company reasonable access during normal business hours to all properties, operations, books, records, contracts, and documents of the Stockholder and/or InterSystems relating to (i) proceedings set forth on the Disclosure Schedule, (ii) any subsequent litigation related to the Company or (iii) any preparation or audit of any Tax Return and shall furnish and request its accountants and outside legal counsel to furnish to Company all information with respect to such proceedings or preparation as Company may reasonably request. Company shall also have the right to discuss such proceedings and tax returns with the employees of the Stockholder and/or InterSystems after the Closing Date.

      5.5. RELEASES BY STOCKHOLDER. (a) STOCKHOLDER HEREBY AGREES AND CONFIRMS THAT EFFECTIVE FROM AND AFTER THE CLOSING, IT HEREBY FULLY RELEASES, ACQUITS AND FOREVER DISCHARGES THE COMPANY, TOGETHER WITH ITS OFFICERS AND DIRECTORS, SUCCESSORS, ASSIGNS, AFFILIATES, AND

PARENT (INCLUDING, WITHOUT LIMITATION, COMPOUNDING INNOVATION AND SCOTT E. OWENS), FROM ANY AND ALL LIABILITY, CLAIM, DAMAGE, SUIT, COST, EXPENSE OR OBLIGATION OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ARISING IN RESPECT OF OR IN CONNECTION WITH ANY TIME OR PERIOD OF TIME ON OR PRIOR TO THE CLOSING DATE, EXCEPT WITH RESPECT TO OBLIGATIONS ARISING UNDER THIS AGREEMENT AND DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT INCLUDING WITHOUT LIMITATION THAT CERTAIN MEMORANDUM OF UNDERSTANDING OF EVEN DATE HEREWITH AND THE CONFIDENTIALITY AGREEMENT OF EVEN DATE HEREWITH BY AND AMONG INTERSYSTEMS, BPI AND SCOTT E. OWENS.

            (b) INTERSYSTEMS HEREBY AGREES AND CONFIRMS THAT EFFECTIVE FROM AND AFTER THE CLOSING, IT HEREBY FULLY RELEASES, ACQUITS AND FOREVER DISCHARGES THE COMPANY, TOGETHER WITH ITS OFFICERS AND DIRECTORS, SUCCESSORS, ASSIGNS, AFFILIATES, AND PARENT (INCLUDING, WITHOUT LIMITATION, COMPOUNDING INNOVATION AND SCOTT E. OWENS), FROM ANY AND ALL LIABILITY, CLAIM, DAMAGE, SUIT, COST, EXPENSE OR OBLIGATION OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ARISING IN RESPECT OF OR IN CONNECTION WITH ANY TIME OR PERIOD OF TIME ON OR PRIOR TO THE CLOSING DATE, EXCEPT WITH RESPECT TO OBLIGATIONS ARISING UNDER THIS AGREEMENT AND DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT INCLUDING WITHOUT LIMITATION THAT CERTAIN MEMORANDUM OR UNDERSTANDING OF EVEN DATE HEREWITH AND THE CONFIDENTIALITY AGREEMENT OF EVEN DATE HEREWITH BY AND AMONG INTERSYSTEMS, BPI AND SCOTT E. OWENS.

            (c) SCOTT E. OWENS HEREBY AGREES AND CONFIRMS THAT EFFECTIVE FROM AND AFTER THE CLOSING, HE HEREBY FULLY RELEASES, ACQUITS AND FOREVER DISCHARGES THE STOCKHOLDER AND INTERSYSTEMS, TOGETHER WITH THEIR OFFICERS AND DIRECTORS, SUCCESSORS, ASSIGNS, AFFILIATES, AND PARENTS FROM ANY AND ALL LIABILITY, CLAIM, DAMAGE, SUIT, COST, EXPENSE OR OBLIGATION OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ARISING IN RESPECT OF OR IN CONNECTION WITH ANY TIME OR PERIOD OF TIME ON OR PRIOR TO THE CLOSING DATE, EXCEPT WITH RESPECT TO OBLIGATIONS ARISING UNDER THIS AGREEMENT AND DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT INCLUDING WITHOUT LIMITATION THAT CERTAIN MEMORANDUM OF UNDERSTANDING OF EVEN DATE HEREWITH AND THE CONFIDENTIALITY AGREEMENT OF EVEN DATE HEREWITH BY AND AMONG INTERSYSTEMS, BPI AND SCOTT E. OWENS.

            (d) THE COMPANY HEREBY AGREES AND CONFIRMS THAT EFFECTIVE FROM AND AFTER THE CLOSING, IT HEREBY FULLY RELEASES, ACQUITS AND FOREVER DISCHARGES THE STOCKHOLDER AND INTERSYSTEMS, TOGETHER WITH THEIR OFFICERS AND DIRECTORS, SUCCESSORS, ASSIGNS, AFFILIATES, AND PARENTS FROM ANY AND ALL LIABILITY, CLAIM, DAMAGE, SUIT, COST, EXPENSE OR OBLIGATION OF ANY NATURE WHATSOEVER, WHETHER KNOWN OR UNKNOWN, ARISING IN RESPECT OF OR IN CONNECTION WITH ANY TIME OR PERIOD OF TIME ON OR PRIOR TO THE CLOSING DATE, EXCEPT WITH

RESPECT TO OBLIGATIONS ARISING UNDER THIS AGREEMENT AND DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT INCLUDING WITHOUT LIMITATION THAT CERTAIN MEMORANDUM OF UNDERSTANDING OF EVEN DATE HEREWTIH.

      5.6. CHARACTERIZATION FOR TAXATION PURPOSES.

            (a) Compounding Innovation and Stockholder agree to join in making an election, within twenty (20) days after the Closing Date, under Section 338(h)(10) of the Code and the treasury regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder.

            (b) Compounding Innovation and Stockholder shall be jointly responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall agree on the valuations and allocations of the Purchase Price. For the purpose of making the
Section 338(h)(10) Election, on or prior to the Closing Date, Compounding Innovation and Stockholder shall execute two copies of Internal Revenue Service Form 8023-A (or successor form). Stockholder shall execute (or cause to be executed) and deliver to Compounding Innovation such additional documents or forms as are necessary to complete properly the Section 338(h)(10) Election and are consistent with the terms and provisions of this Section 5.6. In the event Compounding Innovation and Stockholder cannot prepare all forms necessary to effectuate the 338(h)(10) election prior to Closing, the parties agree to prepare and file all relevant forms as soon as practicable after Closing, but in no event more than 45 days after Closing unless mutually agreed to by Compounding Innovation and Stockholder.

            (c) Compounding Innovation and Stockholder shall file, and shall cause their Affiliates to file, all Tax returns and statements, forms and Schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and such valuations and shall take no position contrary thereto unless required to do so by applicable Tax laws.

            (d) To the extent permitted by state, local or foreign tax laws, the principles and procedures of this Section 5.9 shall also apply with respect to a
Section 338(h)(10) Election or equivalent or comparable provision under state, local or foreign law, including but not limited to an election under Section 338(g) of the Code or equivalent or comparable provision under state, local or foreign law. Compounding Innovation shall make or cause to be made any election similar to a Section 338(h)(10) Election that is optional under any state, local or foreign law with the valuations and allocation and treatment of the Purchase Price agreed to pursuant to this Section 5.6, and shall cooperate and join in any election made by Stockholder or its Affiliates to effect such an election so as to treat the sale of the Shares contemplated herein as a sale of assets for state, local and foreign income tax purposes.

      5.7. ASSUMPTION OF 401K PLAN. As of the Closing, the Company or Compounding Innovation shall adopt, assume and continue the InterSystems 401k Savings and Profit Sharing Plan (the "401k Plan") current administered by InterSystems. InterSystems shall use reasonable commercial efforts to cause the 401k Plan to be assumed and administered by the Company or Compounding Innovation.

      5.8. INSURANCE. The Company's general liability insurance policy and any umbrella liability policy shall provide that Stockholder shall be named as an additionally insured party under such policy. Nothing contained in this Section
5.8 shall require the Company to maintain any insurance or any particular level of insurance.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF INTERSYSTEMS AND STOCKHOLDERS

      The obligation of Stockholder to close the transactions set forth in this Agreement is, at their option, subject to the following conditions:

      6.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Compounding Innovation contained in Section 4 shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Compounding Innovation on or before the Closing Date shall have been duly complied with and performed, including the material performance of all obligations of Compounding Innovation; and a certificate to the foregoing effect dated as of the Closing Date and signed by Compounding Innovation shall have been delivered to the Stockholder.

      6.2. COUNSEL APPROVAL. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Stockholder.

      6.3. COMPANY DISTRIBUTION. The distribution as described in Section 1.1 shall have been approved by the Board of Directors and the transactions contemplated by Section 1.1 shall have been consummated.

      6.4. NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the acquisition by Compounding Innovation of the Shares and no governmental agency or body shall have taken any other action or made any request of the Company as a result of which the management of the Company deems it inadvisable to proceed with the transactions hereunder.

      6.5. RELEASE OF GUARANTEES. Stockholder and InterSystems shall have been fully released from all obligations under guarantees of the Company's obligations, including, without limitation, guarantees of the Company's obligations to The Frost National Bank and Financial Federal Credit Inc.

7.    CONDITIONS TO OBLIGATIONS OF COMPOUNDING INNOVATION

      The obligation of Compounding Innovation to close the transactions set forth in this Agreement is, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      7.1. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. The representations and warranties of Stockholder contained in Section 3 shall be accurate as of the Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Stockholder on or before the Closing Date shall have been duly complied with and performed including the material performance of all obligations of the Stockholder; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Stockholder shall have been delivered to Compounding Innovation.

      7.2. COUNSEL APPROVAL. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to Compounding Innovation.

      7.3. NO LITIGATION. No action or proceeding before a court or any other Government Authority shall have been instituted or threatened to restrain or prohibit the acquisition by Compounding Innovation of the Shares and no governmental agency or body shall have taken any other action or made any request of Compounding Innovation as a result of which Compounding Innovation deems it inadvisable to proceed with the transactions hereunder.

      7.4. OPINION OF COUNSEL. Compounding Innovation shall have received an opinion from St. John & Wayne, counsel to Stockholder, dated the Closing Date, substantially in the form attached hereto as Exhibit A and otherwise in form and substance reasonably satisfactory to and addressed to Compounding Innovation and dated the Closing Date. In rendering such opinion, counsel may rely upon certificates of public officials and upon certificates of officers of Stockholder as to factual matters and on opinions of other counsel of good standing whom such counsel believes to be reliable as to matters with respect to which the laws of jurisdictions other than New York are applicable and copies of which have been provided to Compounding Innovation.

      7.5. CONSENTS AND APPROVALS. All necessary consents of and filings with any Government Authority or any other Person relating to the consummation of the transaction contemplated herein shall have been obtained or made, as applicable, and no Person shall have taken any other action or made any request of Compounding Innovation as a result of which Compounding Innovation deems it inadvisable to proceed with the transactions hereunder.

      7.6. GOOD STANDING CERTIFICATES. Stockholder shall have delivered to Compounding Innovation a certificate, dated as of a date no longer than ten (10) days prior to the Closing Date, duly issued by the appropriate governmental authority in the State of Delaware and, unless waived by Compounding Innovation, in each state in which the Company is authorized to do business, showing the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns have been filed and taxes paid for the Company for all periods prior to the Closing.

      7.7. FIRPTA AFFIDAVITS. Compounding Innovation shall have received from Stockholder and each other person required under the Code to deliver the same in connection with the transactions contemplated by this Agreement an affidavit under and in accordance with Section 897 and Section 1445 of the Code.

      7.8. FINANCING. Compounding Innovation shall have obtained as of the Closing financing from one or more financing sources for (i) the payment of all amounts payable by Compounding Innovation in connection with the Closing and
(ii) the operation and growth of the

Company after the Closing, in each case in amounts, and on terms and conditions, satisfactory to Compounding Innovation in Compounding Innovation' sole discretion.

8.    INDEMNIFICATION

      8.1. SURVIVAL. The representations, warranties, covenants and agreements of the parties made in this Agreement shall survive (and not be affected in any respect by) the Closing. Notwithstanding the foregoing, the representations and warranties and the right of indemnification with respect to each representation and warranty contained in this Agreement shall terminate on the date (the "Survival Date") occurring sixty (60) days after the first (1st) anniversary of the Closing Date; provided, however, that the right to indemnification with respect to the representations and warranties set forth in (i) Sections 3.1, 3.2, 3.3, 3.4, 4.1 and 4.2 shall survive indefinitely, and (ii) Sections 3.14, 3.16, and 3.22 shall survive until thirty days after the expiration of the applicable statute of limitations (or extensions or waivers thereof) relating to the matters set forth in such Sections. The right to indemnification with respect to such representations and warranties, and the liability of either party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice prior to the Survival Date or such thirtieth day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), whichever shall be applicable thereto in accordance with this Section 8.1.

      8.2. INDEMNIFICATION BY STOCKHOLDER. Stockholder and InterSystems shall jointly and severally indemnify, defend, protect and hold harmless Compounding Innovation and the Company, each of their respective successors and assigns and each of their respective directors, officers, employees, attorneys, agents and affiliates (each a "Compounding Innovation Indemnified Person"), at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 8.1) against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses ("Losses") (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Legal Expenses")) based upon, resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Stockholder or InterSystems contained in this Agreement (it being understood that, notwithstanding anything to the contrary contained in this Agreement, to determine if there has been an inaccuracy or breach of a representation or warranty of Stockholder or InterSystems and the Losses arising from such inaccuracy or breach, such representation or warranty shall be read as if it were not qualified by materiality, including, without limitation, qualifications indicating accuracy "in all material respects" or accuracy except to the extent the inaccuracy will not have a "Material Adverse Effect") and (b) the breach by Stockholder or InterSystems of, or the failure by Stockholder or InterSystems to observe, any of the covenants or other agreements contained in this Agreement; provided, however, that Compounding Innovation shall have no recourse against the Stockholder or InterSystems unless and to the extent the aggregate amount of its claims under this Agreement exceeds $50,000. Stockholder's and InterSystems' aggregate liability in respect of all claims for breach of representations and warranties shall not exceed $700,000 in the aggregate.

      8.3. INDEMNIFICATION BY COMPOUNDING INNOVATION OR THE COMPANY. Compounding Innovation and the Company shall jointly and severally indemnify, defend, protect and hold harmless Stockholder and InterSystems, their successors and assigns and each of their respective directors, officers, employees, attorneys, agents and affiliates (each a

"Stockholder Indemnified Person") at all times from and after the date of this Agreement (subject to any limitation on the survival of representations and warranties set forth in Section 8.1) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Compounding Innovation contained in this Agreement, (b) the breach by Compounding Innovation of, or the failure by Compounding Innovation to observe, any of its covenants or other agreements contained in or made pursuant to this Agreement, (c) the breach by the Company or the failure by the Company to observe any of its covenants and agreements set forth in Article 5, and (d) the conduct of the Company after the Closing.

      8.4. INDEMNIFICATION PROCEDURES.

            (a) Promptly after receipt by any person entitled to indemnification under Section 8.2 or 8.3 (an "indemnified party") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the person that is obligated to provide such indemnification (the "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section
8.2 or 8.3, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

                  (i) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Agreement) to assist in the handling of such Third Party Action;

                  (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be materially adversely affected thereby;

                  (iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

                  (iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith.

After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such

Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 8.4, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem reasonably appropriate at the cost and expense of the indemnifying party provided that the indemnifying party has received written notice of the proposed settlement and the terms thereof, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 8. The reimbursement of fees, costs and expenses required by this Section 8 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

            (b) If an indemnified party becomes entitled to any indemnification from an indemnifying party pursuant to this Agreement, such indemnification payment shall be made in cash upon demand.

            (c) If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which cause in good faith it to believe that it is entitled to indemnification under this
Section 8, then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 8.2 or 8.3, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

            (d) All payments made under this Section 8 shall be made by wire transfer in immediately available funds in U.S. dollars.

            (e) The parties hereto agree that if InterSystems or Stockholder becomes liable to any Compounding Innovation indemnified party pursuant to
Section 8.2 hereof, Compounding Innovation shall have the right, in addition to Compounding Innovation rights hereunder, at law or in equity, to withhold or offset any amount payable to Stockholder under the Promissory Note and/or Guaranty delivered to Stockholder pursuant to this Agreement, but only to the extent of such liability and in no event shall Compounding Innovation or the Company withhold or offset an amount in excess of $150,000 in the aggregate under the Promissory Note. Neither Compounding Innovation nor the Company will offset any amount payable to Stockholder pursuant to Section 1 hereof or with respect to any similar relationship with Mytex or its Affiliates for the benefit of Mytex.

            (f) Notwithstanding anything to the contrary herein, an indemnifying party shall not be liable for Losses arising out of or in connection with any matter described in this Section 8 if and to the extent such Losses are covered by a policy of insurance or benefits from a right to indemnification from a Person not a party to this Agreement and payment is made under such policy to the indemnified party by the insurer or under such right to indemnification by such Person, as applicable.

            (g) The remedies provided in this Section 8 shall be the exclusive remedy for monetary damages (whether at law or in equity) with respect to matters subject to indemnification under Section 8.2(a) or Section 8.3(a) hereof.

9.    NONCOMPETITION

      9.1. PROHIBITED ACTIVITIES.

      Stockholder and InterSystems hereby jointly and severally covenant, acknowledge and agree as follows:

            (a) For a period of five (5) years after the Closing (except as set forth in the following paragraph), neither Stockholder nor InterSystems nor any of their Affiliates shall for any reason whatsoever, directly or indirectly, for itself or on behalf or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature engage, as a shareholder, owner, partner, joint venturer, or in any capacity, whether as a contractor, consultant or advisor in any plastic compounding business that is located in the United States of America.

Notwithstanding the foregoing provisions of this paragraph, Stockholder may (i) be a passive investor owning no more than 5% of the outstanding equity securities of any corporation the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which Stockholder has no other connection whatsoever or (ii) provide financial assistance to any Person pursuant to a factoring or other lending arrangement provided such arrangement does not result in Stockholder, InterSystems or their respective affiliates owning securities representing (or convertible into) more than 5% of the outstanding equity securities of such entity;

            (b) For a period of five (5) years neither InterSystems nor Stockholder shall and shall cause each of its Affiliates not to, offer to employ any person who is, at that time, or who has been within one (1) year prior to that time, an employee of Compounding Innovation or the Company;

            (c) For a period of five (5) years after the Closing Date, neither InterSystems nor Stockholder shall and shall cause each of its Affiliates to, engage or participate in any effort or act to induce any customer, supplier, associate, employee, sales or other agent or independent contractor of Compounding Innovation or the Company or which has been a customer, supplier, employee, sales or other agent or independent contractor of Compounding Innovation or the Company within one (1) year prior to that time, to take any action which might be disadvantageous to Compounding Innovation or the Company, or to not take any action which might be advantageous to Compounding Innovation or the Company in the plastics compounding business;

            (d) Stockholder and InterSystems acknowledge that the damages that would be suffered by Compounding Innovation as a result of any breach of the provisions of this Section 9.1 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, Compounding Innovation shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Section 9.1 or otherwise to specifically enforce any of the provisions hereof, and Compounding Innovation shall not be obligated to post a bond or other security in seeking such relief. This remedy is in addition to damages directly or indirectly suffered by Compounding Innovation and reasonable attorneys fees;

            (e) It is agreed by the parties that the foregoing covenants in this
Section 9.1 impose a reasonable restraint on InterSystems and Stockholder in light of the activities and business of the Company and Compounding Innovation on the date of the execution of this Agreement and the current plans of Compounding Innovation; and

            (f) The parties hereto agree that the duration and area for which the covenants in this Section 9.1 are to be effective are reasonable. In the event that any court finally determines that the time period or the geographic scope of any such covenant is unreasonable or excessive and any covenant is to that extent made unenforceable, the parties agree that the restrictions of this
Section 9.1 shall remain in full force and effect for the greatest time period and within the greatest geographic area that would not render it unenforceable. The parties intend that each of the covenants in Sections 9.1 (a), (b), (c), (d) and (e) shall be deemed to be a separate covenant.

            9.2. INDEPENDENT COVENANT. All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Stockholder or InterSystems against the Company or Compounding Innovation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Compounding Innovation or the Company of such covenants. It is specifically agreed that the period of five (5) years stated above, shall be computed by excluding from such computation any time during which any Stockholder is in violation of any provision of this Section 9 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Compounding Innovation or the Company seeks to enforce the agreements and covenants of Stockholder or InterSystems in this Section 9 or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

      9.3. MATERIALITY. Stockholder hereby agrees that this covenant is a material and substantial part of this transaction.

10.   CERTAIN DEFINITIONS

      "Affiliate" (whether or not capitalized) shall mean, with respect to any person, any other person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first person. As used in this definition, "control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise).

      "Business Day" means each day other than a Saturday, a Sunday, a legal holiday or a day on which commercial banks are authorized or required to be closed in Houston, Texas.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the


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
Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

      "Compounding Innovation Group" shall mean (a) Compounding Innovation or Scott E. Owens, (b) any current or former employee of the Company that reports or reported directly or indirectly to Scott E. Owens, (c) any current or former consultant of the Company that was hired by Compounding Innovation or Scott E. Owens or any current or former employee of the Company that reports or reported directly or indirectly to Compounding Innovation or Scott E. Owens or any affiliate of the foregoing (other than the Company).

      "Encumbrances" shall mean mortgages, liens, pledges, encumbrances (legal or equitable), claims, charges, security interests, covenants, conditions, voting and other restrictions, rights-of-way, easements, options, encroachments, rights of others and any other matters affecting title, except, in the case of the Shares, for restrictions on the sale or other disposition thereof imposed by federal or state securities laws.

      "GAAP" shall mean generally accepted accounting principles.

      "Government Authority" shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any government court or tribunal.

      "Knowledge" shall mean facts that are actually known by Stockholder or InterSystems or any employee, officer, director, or agent of the Company, Stockholder or InterSystems (without any duty to investigate) other than any member of the Compounding Innovation Group.

      "Legal Requirement" shall mean any law, statute, ordinance, code, rule, regulation, standard, judgment, decree, writ, ruling, arbitration award, injunction, order or other requirement of any Government Authority.

      "Person" (whether or not capitalized) shall mean and include an individual, corporation, company, limited liability company, limited liability partnership, partnership, joint venture, association, trust, and other unincorporated organization or entity including any Government Authority.

      "Material Adverse Effect" shall mean any material adverse change in or effect on, or any change that may reasonably be expected to have a material adverse effect on, (i) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Company or
(ii) the ability of the Company or Stockholder to consummate the transactions contemplated by this Agreement or any related agreement to which it is a party.

      "Mytex" means Mytex Polymers.

      "Mytex Agreement" means the Definitive Agreement for Compounding Services dated January 26, 1996, between Mytex and the Company, as amended and in effect from time to time; and the Mytex Agreement together with all other contracts, agreements, arrangements or relationships between the Company and Mytex or otherwise related to the agreements, transaction or business with Mytex are referred to herein as the "Mytex Agreements."


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
      "Section 338(h)(10) Election" is defined in Section 5.9.

      "Technology" shall mean all trade secrets, proprietary information, software and computer programs and source code date relating thereto (including all current and historical data bases) research records, test information, market surveys, marketing know-how, inventories, know-how, process and procedures owned, used by or licensed to the Company.

11.   GENERAL

      11.1. COOPERATION. Stockholder and Compounding Innovation shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. To the extent reasonably requested by Compounding Innovation and at Compounding Innovation's expense, Stockholder will cooperate and use their best reasonable efforts to have the present officers, directors and employees of the Company cooperate with Compounding Innovation, on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

      11.2. DESIGNEE; SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the parties hereto, the successors, heirs and legal representatives of Compounding Innovation, and the successors and permitted assigns of Stockholder.

      11.3. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto and the SCHEDULEs delivered pursuant hereto) and the other writings specifically identified herein or contemplated hereby contain the entire agreement and understanding between Stockholder and Compounding Innovation with respect to the transactions contemplated herein and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Compounding Innovation and Stockholder acting through its duly authorized officers.

      11.4. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      11.5. BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      11.6. PAYMENT OF EXPENSES. Each of the parties hereto shall pay all its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The fees and expenses for outside legal, accounting, and financial advice to the Company that are incurred at the request or direction of Walter M. Craig, Daniel T. Murphy or their affiliates, representatives or agents other than the Compounding Innovations Group and Stockholder incurred in connection with the transactions provided for in this Agreement shall be payable by Stockholder.

      11.7. NOTICES. All notices of communication required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person.

            (a) If to Compounding Innovation, addressed to:

                  Compounding Innovation, Inc.
                  7115 Clinton Drive
                  Houston, Texas  77020
                  (713) 675-1616 - Telephone
                  (713) 675-3944 - Facsimile

                  Mayor, Day, Caldwell & Keeton, L.L.P.
                  700 Louisiana, Suite 1900
                  Houston, Texas  77002
                  Attn:  Geoffrey Walker
                  (713) 225-7023 - Telephone
                  (713) 225-7047 -Facsimile

            (b) If to Stockholder or InterSystems, addressed to:

                  InterSystems, Inc.
                  1011 Highway 71
                  Springlake, New Jersey  07762
                  Attn:  Walter M. Craig, Jr.
                  (732) 282-1411 - Telephone
                  (732) 282-1811 - Facsimile

      11.8. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas.

      11.9. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to the party as a result of any breach or default by the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      11.10. TIME. Time is of the essence in this Agreement.

      11.11. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        COMPOUNDING INNOVATION, INC.

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        CHEMTRUSION, INC.

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        INTERSYSTEMS, INC.

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


                                        BPI LIQUIDATION CORP.

                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________


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